EXHIBIT 10.54

                           HIENERGY TECHNOLOGIES, INC.
                      INTERNATIONAL DISTRIBUTION AGREEMENT

HiENERGY TECHNOLOGIES, INC.                 PH:     949.757.0855
1601 ALTON PARKWAY, UNIT B                  FAX:    949.757.1477
IRVINE, CA 92606

This AGREEMENT, dated as of the 25th day of July, 2003 , between HIENERGY TECHNOLOGIES, INC., a Delaware USA corporation. (hereinafter called "Company") and ELECTRONIC EQUIPMENT MARKETING COMPANY (EEMCO), a corporation duly registered in Riyadh, Saudi Arabia (hereinafter called "Dealer").

This consideration of the mutual promises herein contained, it is agreed as follows:

1. SCOPE OF AGREEMENT

Dealer agrees to act as a Dealer of Company on a exclusive basis and in that capacity Dealer shall purchase for resale or arrange for the sale of car bomb detection products and services provided by Company of a type listed as follows:
HiEnergy CarBomb Finder Beta-models 301, 302, and 303 (such products and services hereinafter called the "Products"), within the territory described as follows: Kingdom of Saudi Arabia Land Forces, Signal Corps, RSAF, Ministry of Interior and Navy AND the Middle-East countries of Saudi Arabia, , Kuwait, Qatar, Bahrain, Oman, UAE, Iraq, Yemen, Syria, Jordan, and Lebanon AND North African countries including Sudan, Libya, Egypt, Morocco, Tunis, Algeria, and Mauritania (hereinafter called the "Territory"), in accordance with the terms and conditions set forth in this Agreement. Company will sell to Dealer, or on Dealer's order as herein set forth.

2. DEALERS OBLIGATIONS

a. The Dealer agrees to promote the sale of the Products in the Territory aggressively; to contact all potential users and customers and to sell as large a quantity as possible; to avoid transactions which might call upon Company to accept obligations inconsistent with Company's terms and conditions of sale or at unreasonable prices; to refrain from representing, promoting, selling, or arranging to sell products, accessories, or lines competitive with the Products in the Territory within the term hereof; and to avoid any and all activity inconsistent with the foregoing.

b. Dealer will maintain a sales organization, conduct promotional activities, advertise and distribute promotional material as may be mutually agreed upon from time to time.

c. Dealer will supply Company with the resale prices for the Territory and will provide assistance in contract negotiations if and when orders are placed by Dealer for direct contracting by Company with Dealer's customers.

d. Dealer agrees to actively work on and use all reasonable efforts in securing the release of bid bonds, performance bonds, bank letters of guarantee and customer holdbacks in connection with orders placed by Dealer, or directly by customers with Company.


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In the event that the Dealer  requires  Company's  assistance  in  securing  the releases of the above, Company will provide Dealer with reasonable support and assistance in securing any such releases. In such event Dealer and Company with mutually agree upon cost sharing for such assistance.

e. In situations where Company is selling directly to a foreign government or government agency, Dealer will not represent Company unless Dealer warrants to Company that neither Dealer nor any employee or sub-agent of Dealer holds an official position with said government or government agency.

f. In order to further promote and support the sale of the Products, Company may, from time to time, wish to provide technical, marketing, or other support in the Territory to assist the Dealer organization in such activities. It is envisioned that such support by Company shall be provided on a cost sharing basis, to be mutually determined on a case-by-case basis.

g. In certain situations, in addition to the normal responsibilities set forth above, Company may direct Dealer to perform additional services such as assisting in market surveys; providing maintenance or technical services, support and assistance; assisting Company personnel traveling in the Territory; reviewing and editing sales literature for suitability in the Territory; and/or, providing reasonable assistance to customers not within Dealer's Territory as defined herein. Dealer agrees to provide such additional services or assistance, for which Dealer may request reasonable compensation for such services or assistance.

3. PRICES AND DISCOUNTS

a. Prices to Dealer shall be Company's suggested international list prices, less international discounts, as may be established by Company from time to time. Prices and discounts currently in effect have heretofore been conveyed to Dealer (Appendix A),

b. For installation, or special products, services or projects where no suggested list prices or discounts are available, Company shall quote to Dealer the prices to be received by Company net of any discounts or allowances, and such prices quoted to Dealer shall apply as between HiEnergy and Dealer regardless of whether Company sells to Dealer, or receives an order directly from a customer of Dealer, and regardless of the price quoted to, or agreed on by contract with, such customer.

c. Dealer shall establish prices to customers and, in case of direct contract between Company and a customer or Dealer, Company shall quote to Dealer's customer the prices so established by Dealer. Dealer's discount shall be reduced if prices to such customer are below Company's suggested international list prices, it being understood that Dealer shall receive from any payments from the customer only the excess over the net prices due to Company.

4. ORDERS AND ACCEPTANCE

All orders and contracts shall be forwarded to Company at its office in the United States at the address specified herein. Company reserves the right in its sole discretion to accept or reject any such order or contract, and normally will not accept unless specifications, terms of payment, deliveries, terms and conditions, credit and shipping arrangements are satisfactory to Company. Except as otherwise agreed in writing, terms and conditions of sale, warranties, express or implied, and provisions for damages shall be limited as set forth in Company's Standard Terms and Conditions of Sale in effect at date of order applicable to the Products.



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

5. PAYMENT

a. Payment of the price due Company shall be made in U.S. dollars by a letter of credit acceptable to Company, payable in sixty (60) days from the date of shipment against normal shipping documents at a United States bank. Advance payments or letters of credit from Dealer's customer may be accepted if the amount due Company or the full resale price is payable to Company, or to an independent bank or escrow holder satisfactory to Company which guarantees payment to Company upon its order of the net amount due Company. Any balance due Dealer from Company or any such bank or escrow holder shall be remitted to Dealer in accordance with the escrow agreement or as mutually agreed upon.

b. Company may hold back or retain payments due Dealer, or any portions of Dealer's discount, in an amount necessary to offset Company's exposure for bonds, guarantees, and customer payment retention which are outstanding.

c. Dealer will reimburse Company for all fees and expenses incurred by the Company in the said Territory, including cable and confirmation fees incurred by Company in connection with posting, filing, and maintenance of bonds and letters of credit and letters of guarantee.

6. WARRANTY

Until otherwise stated, Product shall be sold as a beta-model and not be warranted by Company unless defect occurs prior to delivery or can be determined to be a preexisting fault particular to the single unit in question. This warranty shall not apply to any defect, failure or damage caused by improper use or improper or inadequate care. Company shall not be obligated to provide service under this warranty if:

    a) Damage has been caused by a failure to make a full and proper inspection of the Product (as described by the documentation enclosed with the Product at the time of shipment) on initial receipt of the Product following shipment;

    b) Damage has been caused by the attempts of individuals, other than Company-certified staff, to repair or service the Product;

    c) Damage has been caused by the improper use or a connection with incompatible equipment or product including software applications.

This limited warranty on defects shall remain valid for a period of twelve (12) months beginning on the day of installation/acceptance of Product. Company shall replace such defective equipment or parts at no cost to buyer, inclusive of freight/customs, etc. Service and maintenance will be provided by the Dealer for beta-models at the expense of the buyer, unless otherwise specified or agreed upon at time of purchase or thereafter, given the proper amendment is made to Company's Standard Terms and Conditions of Sale and agreed on by all parties. Any disputes concerning the warranty shall be settled according to the APPLICABLE LAW/DISPUTES subsection of this Agreement.

7. COSTS AND EXPENSES

Dealer shall bear all its own costs and expenses, including without limitation all costs, fees, discounts, wages and salaries of any employees, agents, sub-agents or experts, except as otherwise specifically authorized in advance in writing by a duly authorized official of Company. Company's prices do not include, and Dealer shall pay or cause to be paid, any and all expenses within the territory related to sales



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

taxes, any other local taxes, license or other fees, assessments or other charges incident to sale of the Products or levied against Company's products in Dealer's possession, whether or not title thereto is in Dealer or Company.

8. SUB-DEALERS AND REPRESENTATIVES

Subject to Company's advance written approval which shall not be unreasonably withheld, Dealer may appoint, sub-dealers or representatives within the Territory provided that: (1) no such arrangement; or any consent of Company thereto shall in any way modify this Agreement; (2) Dealer shall be fully responsible for such sub-dealer or representatives, and any agreement between them shall contain terms consistent with the terms hereof; and (3) Dealer shall compensate them from its discounts without any cost or liability to Company. If Dealer should authorize or direct Company to pay to any such sub-dealer any sums due by Company to Dealer, Company shall deduct any such payment from the amounts then due to Dealer.

9.       REPORTS

Company will require Dealer to submit monthly written reports for each country or other information with respect to Products sold in the Territory or other relevant business information. Specifically, describe (1) the sales effort during the month, (2) the potential buyers, and (3) those that were approached, but were determined not to be potential buyers and the reasons why.

10. RESTRICTIONS ON EXCLUSIVITY

Dealer agrees that exclusivity shall be cancelled for any country, kingdom, or other sovereign state within said Territory in which:

        1. During year one (1) of Agreement, ending August 1, 2004, there is either:

            a. No evident sales contact or effort within the first two (2) months; or

            b. No identifiable potential buyers with expressed interest within the first six (6) months; or

            c.  No sales within year one (1).

                                       or;

        2. During year two (2) of Agreement, ending August 1, 2005, there are less than 3 sales.

11. TERM AND TERMINATION

a. This Agreement shall commence on the date specified above and shall remain in effect for a period of one (1) year, unless terminated earlier as provided herein. After the first year this Agreement shall automatically renew for successive one year periods, unless either party expresses in writing its intention not to in advance of the renewal date.



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

b. This Agreement may be terminated at any time by either party, effective upon sixty (60) days written notice by either party to the other. Furthermore, either party may terminate this Agreement immediately in the event that the other party has materially breached any of its obligations under the Agreement; or, has been adjudged a bankrupt, has become insolvent by any test, has filed any petition in any court of bankruptcy or equivalent court for receivership, reorganization, bankruptcy, arrangement or relief from debts or creditors, or for any other relief whatsoever, has had any such petition filed against it, or has made any assignment for the benefit of creditors or has any substantial part of its assets subjected to any involuntary lien which is not removed within thirty (30) days after notice thereof.. In addition Company may terminate the Agreement effective immediately in the event that Dealer's authorized representative identified to Company as representing Dealer in the Territory ceases to represent Dealer.

c. Company agrees to fill all Dealer's orders accepted by Company prior to termination to the extent the payment provisions hereof can be fully complied with and Dealer agrees to accept shipment and make payment for such orders, all in accordance with the provisions of this Agreement; to the same extent as if termination had not occurred. In the event of termination by reason of cessation of employment of Dealer's authorized representative, Company shall have the right to terminate any and all further obligations unless it receives assurances satisfactory to Company that further obligations of Dealer will be performed.

d. The parties recognize, and acknowledge, that certain provisions contained herein may conflict with or differ from the laws of the Territory. To the extent that any provision contained herein is different from, or conflicts with, any laws of the Territory, the parties hereby waive their rights with respect to such laws, because it is the express intent of the parties to relay exclusively on the contractual provisions bargained for and agreed to herein.

12. INDIRECT SALES INTO THE TERRITORY AND HEADQUARTERS ACCOUNTS

a. Notwithstanding any other provisions hereof, this agreement shall not apply to: (1) sales of services, equipment or goods other than the Products; (2) United States Government purchases from Company for reshipment into the Territory; (3) governmentally sponsored or funded military or AID-type programs conducted under the auspices and/or assistance of the United States Government or other international agencies, except where Dealer is legally permitted to and does at the request of Company participate in such programs but in such even subject to all conditions and limitations thereof.

b. If sales of the Products are made into the Territory by dealers located outside the Territory, or sales originate in the Territory for delivery outside the Territory, or sales result front promotional activity of more than one authorized Company dealer or representative, Company may in its sole discretion allocate total discount, or other compensation, among one or more of the dealers or representatives responsible in whole or in part for such sales or orders, but in no event shall the total amount thereof reduce the company's net price after discounts below that specified to be received by Company in connection with such orders or sales.

13. LIABILITIES AND DAMAGES

Company shall not be liable to Dealer, or to any third party claiming through Dealer for the failure of performance of any obligation under this Agreement except as specifically set forth herein, or otherwise agreed to in writing. Additionally, Company shall not, under any circumstances, be liable hereunder for indirect, special, incidental or consequential damages resulting from its failure of performance. Any



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

failure to perform any obligation under this Agreement except payment of monies due, shall be excused if such failure is caused by acts of God, acts of public authorities, wars and war measures, fires, casualties, labor difficulties and strikes, shortages of material or fuel, failure or delays of suppliers or carriers, shortage of transportation, or other causes beyond the failing party's control.

14. INSTALLATION AND SPECIAL PROJECTS

It is recognized that from time to time certain orders or projects may call for installation, construction, facilities or services of a continuing nature within the Territory, where more than a sale of Company's standard products may be specified or standard terms of sale, F.O.B. U.S.A., may be applied. For such special projects, upon Company's written request or pursuant to special written contract, Dealer may furnish additional services or facilities, serve as a prime contractor, engage in a protracted pre sales effort, or provide continuing support during a prolonged performance period, all upon terms and conditions to be mutually agreed upon.

15. COMPLIANCE WITH LAWS AND GOOD BUSINESS PRACTICES

a. It is expressly understood that this Agreement, and all obligations arising hereunder, are subject to U.S. Government export control laws and regulations, including without limitation, the requirement to obtain necessary approvals and licenses prior to the acceptance of any orders, or the export of Products, hereunder. Such shall also apply, by way of example only, to spare parts, warranty items delivered by Company in connection with the Products and the transfer or re-export of any such Products by Dealer or Dealer's customer thereafter. During the term of this Agreement, and thereafter, any Products purchased by or provided Dealer hereunder, including any technical data or documentation pertaining thereto, shall not be sold, leased, released, assigned, transferred, conveyed or in any manner disposed of, either directly or indirectly, without the prior written approval of the United States Government, in accordance with U.S. law.

b. Company agrees to use its best efforts to obtain all necessary U.S. Government approvals or licenses for export of the Products hereunder. Dealer agrees to use its best efforts to provide timely and accurate Non-transfer and Use Certificates (including Form DSP-83 if necessary) to Company, as appropriate, prior to Company's application for export license and submission of this Agreement to the appropriate U.S. Government Department to secure the appropriate export approval.

c. Company shall be excused from performance, and not be liable for damages, including the assessment of late delivery penalties, for failure to deliver Products hereunder resulting from the U.S. Government's denial or withdrawal of approval to export Products to Dealer or Dealer's customers.

d. If Company has reason to believe that Dealer has misrepresented, or failed to properly disclose, any fact with regard to end users to country of ultimate destination, Company shall terminate this Agreement for default immediately and discontinue all performance hereunder.

e. Dealer agrees to comply in all respects with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA), as amended, which provides generally that: under no circumstances will foreign officials, representatives, political parties or holders of public offices be offered, promised or paid any money, remuneration, things of value, or provided any other benefit, direct or indirect, in connection with obtaining or maintaining contracts or orders hereunder. When sub-dealers, representatives or other individuals or organizations associated with Dealer are required to perform any obligations related to or in connection with this Agreement the substance of this provision shall be flowed-down and included in any



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

agreement between Dealer and any such sub-dealers and representatives. The failure of Dealer to comply in all respects with the provisions of the FCPA shall constitute a material breach by Dealer of its obligations hereunder; and, shall entitle Company to terminate the Agreement immediately.

16. SUBSIDIARIES OF COMPANY INCLUDED

For purposes of this Agreement the term "Company" shall include subsidiaries, if any, of HiEnergy Technologies, Inc. which manufacture, sell, distribute, install or service the Product.

17. APPLICABLE LAW/DISPUTES

This Agreement has been entered into and shall be governed in accordance with the laws of the State of California, U.S.A. Any differences or disagreements between the parties arising out of or in connection with the performance by either party of its obligations under this Agreement will be resolved by mutual agreement of the parties. Any such differences which cannot be resolved through management intervention shall be deemed a dispute and be adjudicated by a court of competent jurisdiction in the State of California. Venue shall lie in County of Orange, California, and the parties shall submit to personal jurisdiction in the State of California.

18. GENERAL PROVISIONS

a. Neither party is authorized to act for or bind the other, except as expressly provided herein. Dealer agrees not to represent itself as an employee, agent, or commission representative of Company or that its relationship with the Company is other than that of Dealer, or to enter into any agreement or contract in the place of Company. Dealer may use Company sales literature and documents applicable to the Products consistent with compliance with it identification as a Dealer.

b. Notice and payment to either party shall be sent by cable or telex (confirmed by registered airmail) addressed to the parties at their addresses above set forth or at such other address as a party may from time to time designate by written notice. Any notice shall be deemed to have been given when sent.

c. This Agreement is personal to the parties hereto and shall not be assignable by either party without the prior written consent of the other.

d. This Agreement shall be governed in all respects by the laws of the State of California, and any actions for the resolution of disputes arising hereunder shall be brought in a court of competent jurisdiction located in the State of California, U.S.A.

e. Dealer agrees to insure at its expense, for the benefit of the Company at the full insurable value, all Products in Dealers possession, covering all insurable hazards including without limitation, fire, flood, tornado, collision, riot and other civil disturbances.

f. The name HiEnergy Technologies, Inc. or any derivative thereof, and any trademarks or logos associated with the Products are the property of the Company and may be used only as authorized by Company in writing.

g. The  Dealer  will not,  during  or  following  the  terms of this  Agreement,
disseminate,   disclose  or  publish  information  relating  to  the  design  or manufacturing techniques employed by the Company in the



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

production of the Products, or information relating to research, development, marketing or sales of the Products of the Company.

h. Should any of the Products incorporate software or firmware belonging to Company, Company hereby grants to Dealer a non-exclusive license to use any such software/firmware with the Products, in accordance with Company's standard license agreement then in effect. Pursuant to the terms of such standard license terms, Dealer shall have the right to sub-license a customer of the Products in the normal use of the software/firmware with the Products.

i. This Agreement cancels and supersedes all prior agreements, understandings, representations, written or oral, and contains the entire understanding and agreement of the parties with respect to its subject matter. It states Dealer's total right to discounts, compensation and reimbursement applicable to any purchase and resale by Dealer or direct sale by the Company to any customer. No amendment, modification, waiver or release with respect to this Agreement shall be effective unless it is in writing signed by a duly authorized representative of each party and no failure to enforce to take advantage of any provision hereof shall constitute a waiver.

IN WITNESS WHEREOF, the parties hereto have set their hands the day and year written.

EEMCO                                           HiEnergy Technologies, Inc. by

By /s/ Meqbil Al Tamimi                         /s/ Bogdan C. Maglich
   --------------------                         --------------------------------
Meqbil Al Tamimi                                Bogdan C. Maglich
General Manager                                 CEO

Date /s/ 7/28/03                                Date 7/25/03
     ----------------                                ------------

*PLEASE NOTE THAT THIS AGREEMENT MUST BE APPROVED BY HIENERGY'S MEMBERS OF THE BOARD PRIOR TO ITS GOING INTO EFFECT.


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